Filed Pursuant to Rule 424(b)(2)

Registration No. 333-209821

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
0.375% Notes due 2022	$1,904,350,000	99.743%	$1,899,455,820.50	$220,714.17
0.875% Notes due 2025	$2,176,400,000	99.006%	$2,154,766,584.00	$252,244,76
1.500% Notes due 2029	$2,448,450,000	99.240%	$2,429,841,780.00	$283,775.36
2.125% Notes due 2037	$2,176,400,000	99.052%	$2,155,767,728.00	$252,244.76

(1)	Pursuant to Rule 457(r), the total registration fee for this offering is $1,008,979.04. €8,000,000,000 aggregate principal amount of the Notes will be issued. $8,705,600,000 Amount to be Registered is based on the May 10, 2017 €/U.S.$ exchange rate of €1/U.S.$1.0882, as published by the European Central Bank.
(2)	A filing fee of $1,008,979.04 is being paid in connection with this offering.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 29, 2016)

General Electric Company
€1,750,000,000 0.375% Notes due 2022
€2,000,000,000 0.875% Notes due 2025
€2,250,000,000 1.500% Notes due 2029
€2,000,000,000 2.125% Notes due 2037

We are offering €1,750,000,000 of 0.375% Notes due 2022 (the “2022 Notes”), €2,000,000,000 of 0.875% Notes due 2025 (the “2025 Notes”), €2,250,000,000 of 1.500% Notes due 2029 (the “2029 Notes”) and €2,000,000,000 of 2.125% Notes due 2037 (the “2037 Notes”). The 2022 Notes, the 2025 Notes, the 2029 Notes, and the 2037 Notes are collectively referred to herein as the “notes.”

We will pay interest on the 2022 Notes annually on May 17 of each year beginning on May 17, 2018. We will pay interest on the 2025 Notes annually on May 17 of each year beginning on May 17, 2018. We will pay interest on the 2029 Notes annually on May 17 of each year beginning on May 17, 2018. We will pay interest on the 2037 Notes annually on May 17 of each year beginning on May 17, 2018. The 2022 Notes will bear interest at the rate of 0.375% per annum. The 2025 Notes will bear interest at the rate of 0.875% per annum. The 2029 Notes will bear interest at the rate of 1.500% per annum. The 2037 Notes will bear interest at the rate of 2.125% per annum. The 2022 Notes will mature on May 17, 2022. The 2025 Notes will mature on May 17, 2025. The 2029 Notes will mature on May 17, 2029. The 2037 Notes will mature on May 17, 2037.

We may redeem the notes of each series at any time and from time to time prior to April 17, 2022 (in the case of the 2022 Notes), February 17, 2025 (in the case of the 2025 Notes), February 17, 2029 (in the case of the 2029 Notes), and February 17, 2037 (in the case of the 2037 Notes) as a whole or in part, at our option, at the applicable redemption prices described in this prospectus supplement. We may redeem all or a portion of the notes of each series at our option at any time on or after April 17, 2022 (in the case of the 2022 Notes), February 17, 2025 (in the case of the 2025 Notes), February 17, 2029 (in the case of the 2029 Notes), and February 17, 2037 (in the case of the 2037 Notes), at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date of the applicable notes. In addition, we may redeem the notes, in whole but not in part, at any time at our option, at par plus accrued and unpaid interest and additional amounts to, but not including, the date fixed for redemption, in the event of certain developments affecting United States taxation. See “Description of Notes—Redemption for Tax Reasons.”

The notes will be unsecured obligations and rank equally with our other unsecured and unsubordinated indebtedness. The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

See “Risk Factors” on page S-8 for a discussion of certain risks that should be considered in connection with an investment in the notes.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to us(1)
Per 2022 Note	99.743%	0.325%	99.418%
2022 Notes total	€1,745,502,500	€5,687,500	€1,739,815,000
Per 2025 Note	99.006%	0.390%	98.616%
2025 Notes total	€1,980,120,000	€7,800,000	€1,972,320,000
Per 2029 Note	99.240%	0.460%	98.780%
2029 Notes total	€2,232,900,000	€10,350,000	€2,222,550,000
Per 2037 Note	99.052%	0.600%	98.452%
2037 Notes total	€1,981,040,000	€12,000,000	€1,969,040,000

Total	€7,939,562,500	€35,837,500	€7,903,725,000

(1)	Plus accrued interest from May 17, 2017, if settlement occurs after that date.

We intend to apply to list the notes on the New York Stock Exchange (“NYSE”). The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently there is no public market for the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or after May 17, 2017, which is the fifth London business day following the date of this prospectus supplement.

Bookrunners

BNP PARIBAS	BofA Merrill Lynch	Citigroup	Deutsche Bank	HSBC	J.P. Morgan
Barclays Goldman Sachs & Co. LLC Morgan Stanley

Co-Managers

Commerzbank	Crédit Agricole CIB	Credit Suisse	ING

Mizuho Securities	MUFG	RBC Capital Markets	SMBC Nikko

Société Générale Corporate & Investment Banking	Standard Chartered Bank	UniCredit Bank	Wells Fargo Securities

The date of this prospectus supplement is May 10, 2017.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus dated February 29, 2016, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to the notes.

We are responsible for the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. The notes are offered globally for sale only in those jurisdictions where it is lawful to make such offers. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell or the solicitation of an offer to buy (i) by any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or qualified to make such offer or solicitation or (ii) to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the notes, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

Except as otherwise indicated, references in this prospectus supplement to “GE,” “we,” “us” and “our” refer to General Electric Company and its subsidiaries.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

Unless otherwise specified, the euro / U.S. dollar rate of exchange used in this prospectus supplement is €1.00 = $1.0876 which is the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for euro on May 9, 2017.

IN CONNECTION WITH THIS OFFERING, MERRILL LYNCH INTERNATIONAL (OR ITS RESPECTIVE AFFILIATES), AS STABILIZING MANAGER, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION.

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ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

Accordingly, this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) other such persons to whom they may otherwise lawfully be communicated under the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and/or the accompanying prospectus relate is available only to and will be engaged in only with Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC’). Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities that may be offered by this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	The Annual Report on Form 10-K for the year ended December 31, 2016 that we filed with the SEC on February 24, 2017;

•	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 that we filed with the SEC on May 5, 2017;

•	The Current Reports on Form 8-K that we filed with the SEC on March 22, 2017 and May 1, 2017; and

•

The portions of the Definitive Proxy Statement on Schedule 14A filed on March 8, 2017 for our 2017 annual meeting of shareowners called for April 26, 2017 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2016.

You may request a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement and accompanying prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

General Electric Company
41 Farnsworth Street
Boston, Massachusetts 02210
Attn: Investor Relations
(617) 443-3000

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements”—that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast” or “target.”

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our announced plan to combine our Oil & Gas business with Baker Hughes Incorporated (“Baker Hughes”), including projected revenue and cost synergies, impact on our earnings per share, and the timing and structure of the proposed transaction; the completion of our announced plan to reduce the size of our financial services businesses, including expected cash and non-cash charges associated with this plan and earnings per share of GE Capital Global Holding, LLC’s (“GE Capital”) retained businesses (“Verticals”); expected income and Industrial operating profit; earnings per share, including our 2018 target; revenues; organic growth; growth and productivity associated with our Digital and Additive Businesses; margins; cost structure and plans to reduce costs; restructuring charges; transaction-related synergies and gains; cash flows, including the impact of working capital, contract assets and pension funding contributions; return on capital and investment; capital expenditures; capital allocation, including dividends, share repurchases and acquisitions; or capital structure, including leverage.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•	our ability to reduce costs as we execute our announced plan to reduce the size of our financial services businesses;

•	changes in law, economic and financial conditions, including interest and exchange rate volatility, commodity and equity prices and the value of financial assets;

•	the impact of conditions in the financial and credit markets on the availability and cost of GE Capital funding, and GE Capital’s exposure to counterparties;

•

pending and future mortgage loan repurchase claims, other litigation claims and the U.S. Department of Justice’s investigation under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and other investigations in connection with WMC, which may affect our estimates of liability, including possible loss estimates;

•	our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so;

•

our ability to convert Industrial earnings into cash and the amount and timing of our cash flows and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels;

•	GE Capital’s ability to pay dividends to GE at the planned level, which may be affected by GE Capital’s cash flows and earnings, claims and investigations relating to WMC and other factors;

•	our ability to launch new products in a cost-effective manner;

•	our ability to increase margins through restructuring and other cost reduction measures;

•	our ability to convert pre-order commitments/wins into orders/bookings;

•	the price we realize on orders/bookings since commitments/wins are stated at list prices;

•

customer actions or developments such as early aircraft retirements or reduced energy demand, changes in economic conditions, including oil prices, and other factors that may affect the level of demand and financial performance of the major industries and customers we serve;

•	the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom investigative and legal proceedings;

•	our capital allocation plans, as such plans may change including with respect to the timing and size of share repurchases, acquisitions, joint ventures, dispositions and other strategic actions;

•

our success in completing, including obtaining regulatory approvals and satisfying other closing conditions for, announced transactions, such as our announced plans and transactions to combine our Oil & Gas business with Baker Hughes, to reduce the size of our financial services businesses, and to sell our Water and Industrial Solutions businesses;

•	our success in integrating acquired businesses and operating joint ventures, including Baker Hughes;

•	our ability to realize revenue and cost synergies from announced transactions, acquired businesses and joint ventures, including Alstom and Baker Hughes;

•	the impact of potential information technology or data security breaches; and

•

the other factors that are described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

SUMMARY OF THE OFFERING

The following is a brief summary of some of the terms of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the notes, you should carefully read this prospectus supplement and the accompanying prospectus.

About General Electric Company

We are a global digital industrial company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. With products and services ranging from aircraft engines, power generation and oil and gas production equipment to medical imaging, financing and industrial products, we serve customers in approximately 180 countries and employ approximately 295,000 people worldwide. Since our incorporation in 1892, we have developed or acquired new technologies and services that have considerably broadened and changed the scope of our activities.

General Electric’s address is 1 River Road, Schenectady, NY 12345-6999. We also maintain executive offices at 41 Farnsworth Street, Boston, MA 02210. GE is incorporated in New York.

The Offering

The issuer	General Electric Company, a New York corporation.
Securities offered	€1,750,000,000 0.375% Notes due 2022.
€2,000,000,000 0.875% Notes due 2025.
€2,250,000,000 1.500% Notes due 2029.
€2,000,000,000 2.125% Notes due 2037.
Original issue date	May 17, 2017.
Maturity date	The 2022 Notes will mature on May 17, 2022.
The 2025 Notes will mature on May 17, 2025.
The 2029 Notes will mature on May 17, 2029.
The 2037 Notes will mature on May 17, 2037.
Interest payment dates	Interest on the 2022 Notes will be paid annually on May 17 of each year, beginning on May 17, 2018.
Interest on the 2025 Notes will be paid annually on May 17 of each year, beginning on May 17, 2018.
Interest on the 2029 Notes will be paid annually on May 17 of each year, beginning on May 17, 2018.
Interest on the 2037 Notes will be paid annually on May 17 of each year, beginning on May 17, 2018.
Interest rate	0.375% per annum, for the 2022 Notes.
0.875% per annum, for the 2025 Notes.
1.500% per annum, for the 2029 Notes.
2.125% per annum, for the 2037 Notes.
Currency of Payments

All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payments in respect of the notes so made in U.S. dollars will not constitute an event of default under the terms of the notes or the indenture.

Additional Amounts

Subject to certain exceptions and limitations set forth herein, we will pay additional amounts on the notes as may be necessary to ensure that every net payment by us of the principal of and interest on a note to or on account of a beneficial owner of a note who is not a United States person for U.S. federal income tax purposes, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment, by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount that would have been payable if no such deduction or withholding had been required. See “Description of Notes—Payment of Additional Amounts.”

Redemption of Notes for Tax Reasons	We may redeem all, but not part, of the notes upon the occurrence of specified tax events described under “Description of Notes—Redemption for Tax Reasons.”
Redemption

We may redeem the notes of each series at any time prior to April 17, 2022 (in the case of the 2022 Notes), February 17, 2025 (in the case of the 2025 Notes), February 17, 2029 (in the case of the 2029 Notes), and February 17, 2037 (in the case of the 2037 Notes), as a whole or in part, at our option, at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement.

Notwithstanding the immediately preceding paragraph, we may redeem all or a portion of the notes of each series at our option at any time on or after April 17, 2022 (in the case of the 2022 Notes), February 17, 2025 (in the case of the 2025 Notes), February 17, 2029 (in the case of the 2029 Notes), and February 17, 2037 (in the case of the 2037 Notes), at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Use of proceeds

We intend to use the net proceeds from the sale of the notes to fund previously announced acquisitions and/or the repayment of our 5.250% notes due 2017, of which $4,000,000,000 principal amount is outstanding. We intend to use the remainder of the proceeds, if any, for general corporate purposes.

Ranking	The notes will be unsecured obligations of ours and will rank equally with our other unsecured and unsubordinated indebtedness.
Denominations	The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Form

The notes will be issued only in registered, book-entry form. One or more global notes will be deposited with a common depositary on behalf of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) and registered in the name of the common depositary or its nominee.

Absence of Public Market

The notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.
Additional Issues

We may from time to time, without notice to or the consent of the holders of the notes of a series, create and issue additional notes ranking equally and ratably with such series of notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those additional notes. Any such additional notes will have the same terms as to status, redemption or otherwise as such series of notes.

Governing Law	The notes and the indenture under which they will be issued will be governed by New York law.
Listing

We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Trustee, Registrar and Transfer Agent	The Bank of New York Mellon.
Paying Agent	The Bank of New York Mellon, London Branch.
Risk Factors	Investing in the notes involves risks. See “Risk Factors” for more information.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 (which Risk Factors are incorporated by reference herein), as such descriptions may be updated or amended in any future reports we file with the SEC, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our notes. See “Where You Can Find More Information” above.

Holders of the notes will receive payments solely in euros subject to limited exceptions.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euros and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

Furthermore, the notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes. See “Exchange Rates.”

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that the notes will be issued only with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. The notes may be traded in amounts in excess of €100,000 that are not integral multiples of €100,000. In such a case, a holder of notes who, as a result of trading such amounts, holds a principal amount of less than €100,000 may not receive a definitive certificate in respect of such holding (should definitive certificates be printed) and would need to purchase a principal amount of notes such that its holding amounts to at least €100,000.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately €7.90 billion after deducting the underwriting discount and our estimated expenses of this offering. We intend to use the net proceeds from the sale of the notes to fund previously announced acquisitions and/or the repayment of our 5.250% notes due 2017, of which $4,000,000,000 principal amount is outstanding. We intend to use the remainder of the proceeds, if any, for general corporate purposes. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities.

EXCHANGE RATES

The table below sets forth, for the periods indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for euros (expressed in dollars per €1.00). The rates in this table are provided for your reference only. Unless otherwise specified, the euro/U.S. dollar rate of exchange used in this prospectus supplement is €1.00=$1.0876, as of May 9, 2017.

	High	Low	Average(1)	Period end
Period
2012	1.3463	1.2062	1.2859	1.3186
2013	1.3816	1.2774	1.3279	1.3816
2014	1.3927	1.2101	1.3210	1.2101
2015	1.2109	1.0458	1.1108	1.0862
2016	1.1616	1.0352	1.1081	1.0517
January 2017	1.0812	1.0341	1.0631	1.0798
February 2017	1.0829	1.0494	1.0641	1.0576
March 2017	1.0906	1.0495	1.0687	1.0652
April 2017	1.0951	1.0570	1.0717	1.0895
May 2017 (through May 9, 2017)	1.1023	1.0864	1.0925	1.0876

(1)	The average of the buying rates on each day of the relevant year or period.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the three months ended March 31, 2017 and for each year in the five-year period ended December 31, 2016.

Year ended December 31,
2017 1Q	2016	2015	2014	2013	2012
1.60x	2.39x	1.90x	1.98x	1.85x	1.66x

In the above calculations, earnings for all periods consist of earnings before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges (including interest on tax deficiencies) and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and other financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities in the accompanying prospectus.

General

The notes are to be issued under the senior note indenture, dated October 9, 2012, and the officer’s certificate to be dated as of May 17, 2017, between us and The Bank of New York Mellon, as trustee, which are more fully described in the accompanying prospectus. The notes will be issued in four series. We will initially issue a total of €1,750,000,000 aggregate principal amount of 0.375% Notes that will mature on May 17, 2022 (the “2022 Notes”), €2,000,000,000 aggregate principal amount of 0.875% Notes that will mature on May 17, 2025 (the “2025 Notes”), €2,250,000,000 aggregate principal amount of 1.500% Notes that will mature on May 17, 2029 (the “2029 Notes”), and €2,000,000,000 aggregate principal amount of 2.125% Notes that will mature on May 17, 2037 (the “2037 Notes”). The 2022 Notes, the 2025 Notes, the 2029 Notes, and the 2037 Notes are collectively referred to herein as the “notes”.

The notes are unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The following description of the terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

The notes will be issued only in fully registered, book entry form, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

By “business day” we mean any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

Listing

We intend to apply to list each series of notes on the NYSE. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently there is no public market for the notes.

Interest and Principal

The 2022 Notes will bear interest from May 17, 2017 at the annual rate stated on the cover of this prospectus supplement. We will pay interest on the 2022 Notes annually on May 17 of each year and on the maturity date of the 2022 Notes (each, a “2022 Notes Interest Payment Date”), beginning on May 17, 2018 to the persons in whose names the 2022 Notes are registered at the close of business on the 15th calendar day (whether or not a business day) immediately preceding the related 2022 Notes Interest Payment Date or, if the 2022 Notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the 2022 Notes Interest Payment Date; provided, however, that interest payable on the maturity date of the 2022 Notes or any redemption date of the 2022 Notes shall be payable to the person to whom the principal of such notes shall be payable.

The 2025 Notes will bear interest from May 17, 2017 at the annual rate stated on the cover of this prospectus supplement. We will pay interest on the 2025 Notes annually on May 17 of each year and on the maturity date of the 2025 Notes (each, a “2025 Notes Interest Payment Date”), beginning on May 17, 2018 to the persons in whose names the 2025 Notes are registered at the close of business on the 15th calendar day (whether or not a business day) immediately preceding the related 2025 Notes Interest Payment Date or, if the 2025 Notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the 2025 Notes Interest Payment Date; provided, however, that interest payable on the maturity date of the 2025 Notes or any redemption date of the 2025 Notes shall be payable to the person to whom the principal of such notes shall be payable.

The 2029 Notes will bear interest from May 17, 2017 at the annual rate stated on the cover of this prospectus supplement. We will pay interest on the 2029 Notes annually on May 17 of each year and on the maturity date of the 2029 Notes (each, a “2029 Notes Interest Payment Date”), beginning on May 17, 2018 to the persons in whose names the 2029 Notes are registered at the close of business on the 15th calendar day (whether or not a business day) immediately preceding the related 2029 Notes Interest Payment Date or, if the 2029 Notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the 2029 Notes Interest Payment Date; provided, however, that interest payable on the maturity date of the 2029 Notes or any redemption date of the 2029 Notes shall be payable to the person to whom the principal of such notes shall be payable.

The 2037 Notes will bear interest from May 17, 2017 at the annual rate stated on the cover of this prospectus supplement. We will pay interest on the 2037 Notes annually on May 17 of each year and on the maturity date of the 2037 Notes (each, a “2037 Notes Interest Payment Date” and, together with the 2022 Notes Interest Payment Date, the 2025 Notes Interest Payment Date, and the 2029 Notes Interest Payment Date, an “Interest Payment Date”), beginning on May 17, 2018 to the persons in whose names the 2037 Notes are registered at the close of business on the 15th calendar day (whether or not a business day) immediately preceding the related 2037 Notes Interest Payment Date or, if the 2037 Notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the 2037 Notes Interest Payment Date; provided, however, that interest payable on the maturity date of the 2037 Notes or any redemption date of the 2037 Notes shall be payable to the person to whom the principal of such notes shall be payable.

Optional Redemption

The notes of each series will be redeemable at any time prior to April 17, 2022 (in the case of the 2022 Notes), February 17, 2025 (in the case of the 2025 Notes), February 17, 2029 (in the case of the 2029 Notes) and February 17, 2037 (in the case of the 2037 Notes), as a whole or in part, at our option, on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each holder of the notes to be redeemed, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus, in the case of the 2022 Notes, 10 basis points, in the case of the 2025 Notes, 15 basis points, in the case of the 2029 Notes, 20 basis points, and, in the case of the 2037 Notes, 20 basis points; together with, in each case, accrued and unpaid interest on the principal amount of the notes to be redeemed to, but not including, the date of redemption.

Notwithstanding the immediately preceding paragraph, we may redeem all or a portion of the notes of each series at our option at any time on or after April 17, 2022 (in the case of the 2022 Notes), February 17, 2025 (in the case of the 2025 Notes), February 17, 2029 (in the case of the 2029 Notes) and February 17, 2037 (in the case of the 2037 Notes), at a redemption price equal to

100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an Interest Payment Date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such redemption date.

We will, or will cause the trustee on our behalf to, mail notice of a redemption to holders of the applicable notes to be redeemed by first-class mail (or otherwise transmit in accordance with applicable procedures of Euroclear or Clearstream) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate; provided that if the notes are represented by one or more global notes, beneficial interests in the notes will be selected for redemption by Euroclear and Clearstream in accordance with their respective standard procedures therefor; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Interest on the Notes Generally

Interest on the notes will be computed on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from and including the last date on which interest was paid on the notes (or May 17, 2017 if no interest has been paid on the 2022 Notes, May 17, 2017 if no interest has been paid on the 2025 Notes, May 17, 2017 if no interest has been paid on the 2029 Notes, or May 17, 2017 if no interest has been paid on the 2037 Notes), to but excluding the next scheduled 2022 Notes Interest Payment Date, 2025 Notes Interest Payment Date, 2029 Notes Interest Payment Date, or 2037 Notes Interest Payment Date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

Interest payable on the notes on any Interest Payment Date, redemption date or maturity date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of such notes, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date, redemption date or maturity date, as the case may be. If any interest payment date for a note falls on a day that is not a business day, the interest payment will be made on the next succeeding day that is a business day, but no additional interest will accrue as a result of the delay in payment. If the maturity date or any redemption date of the note falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear and Clearstream.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay to or on account of a beneficial owner of a note who is not a United States person for U.S. federal income tax purposes such additional amounts as may be necessary to ensure that every net payment by us of the principal of and interest on such note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment, by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount that would have been payable had no such deduction or withholding been required. However, we will not pay additional amounts for or on account of:

(a)

any such tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between the holder or beneficial owner of a note (or between a fiduciary, settlor, beneficiary, member or shareholder of such person, if such person is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such person (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation, where required, by the holder of any such note for payment on a date more than 15 calendar days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(b)	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

(c)

any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner’s past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company for U.S. federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organisation;

(d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on or in respect of any note;

(e)

any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(f)

any tax, assessment or other governmental charge that would not have been imposed but for a failure by the holder or beneficial owner (or any financial institution through which the holder or beneficial owner holds any note or through which payment on the note is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the Internal Revenue Service) imposed pursuant to, or complying with any requirements imposed under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of, Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date of issuance of the notes or any successor or amended version of these provisions;

(g)

any tax, assessment or other governmental charge imposed by reason of such beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of GE or as a direct or indirect affiliate of GE;

(h)

any tax, assessment or other governmental charge required to be deducted or withheld by any Paying Agent from a payment on a note upon presentation of such note, where required, if such payment can be made without such deduction or withholding upon presentation of such note, where required, to any other Paying Agent; or any combination of two or more of items (a), (b), (c), (d), (e), (f), (g) and (h), nor shall additional amounts be paid with respect to any payment on a note to a United States Alien Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

The term “United States Alien Holder” means any beneficial owner of a note that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organised in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Redemption for Tax Reasons

The notes will mature and be redeemed at par on their respective maturity dates and are not redeemable prior to maturity except as described above under “—Optional Redemption” or upon certain tax events described below.

We may redeem the notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice at a redemption price equal to 100% of the principal amount of the notes plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if we determine that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective on or after the date of issuance of the notes, we have or will become obligated to pay additional amounts with respect to the notes as described above under “—Payment of Additional Amounts”.

If we exercise our option to redeem the notes, we will deliver to the trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes and an opinion of independent tax counsel to the effect that the circumstances described above exist.

Issuance in Euros

Initial holders will be required to pay for the notes in euros, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

As used in this prospectus supplement, “market exchange rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the United States Federal Reserve Board.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Additional Issues

We may from time to time, without notice to or the consent of the holders of any series of notes, create and issue additional notes of such series ranking equally and ratably with such series of notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those additional notes; provided that, if such additional notes are not fungible for U.S. federal income tax purposes with the notes of the applicable series offered hereby, such additional notes will have a different ISIN and/or any other identifying number. Any such additional notes will have the same terms as to status, redemption or otherwise as the applicable series of notes.

Book-Entry System

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (each a “global note”) in fully registered form, without coupons, and will be deposited on the closing date with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depositary for Euroclear or Clearstream or its nominee.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the notes represented by the Global Note under the indenture and the Global Notes.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, or if we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available, we will issue the notes in definitive form in exchange for the applicable global notes. We will also issue the notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. The notes in definitive form can be transferred by presentation for registration to the registrar at our office or agency for such purpose and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

Clearing Systems

We have been advised by Euroclear and Clearstream, respectively, as follows:

Euroclear. Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants and between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Bank acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distribution of principal and interest with respect to the global note will be credited in euros to the extent received by Euroclear or Clearstream from the trustee or the paying agent, as applicable,

to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the global notes through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of GE, the underwriters or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Notices

Notices to holders of the notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.

The Trustee, Paying Agent, Transfer Agent and Security Registrar

The Bank of New York Mellon will be the trustee, transfer agent and security registrar with respect to the notes and maintains various commercial and investment banking relationships with us and with affiliates of ours. It is also the trustee under our Senior Note Indenture, dated as of January 1, 2003 and our Indenture dated December 1, 2005. The Bank of New York Mellon, London Branch, will act as paying agent with respect to the notes.

Principal of, premium, if any, and interest on the notes will be payable at the office of the Paying Agent or, at the option of the Company, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear will be made through the facilities of the common depositary. We may change the paying agent without prior notice to the holders, and we or any of our subsidiaries may act as paying agent.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following sets forth the material U.S. federal income and, in the case of Non-U.S. Holders (as defined below), estate tax consequences of ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated or proposed thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion applies only to notes that are purchased in this offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes of the same series is sold for money, and that are held as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or to differing tax consequences that may apply if you are, for instance:

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	a financial institution;

•	an insurance company;

•	a dealer in securities;

•	a trader in securities that elects the mark-to-market method of tax accounting;

•	a former citizen or long-term resident of the United States;

•	a person holding notes as part of a straddle or integrated transaction for U.S. federal income tax purposes;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; and

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If you are a partnership, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

You are urged to consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

Interest paid on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that each series of the notes will be issued without original issue discount for U.S. federal income tax purposes.

If you use the cash method of tax accounting and receive a payment of interest (or receive proceeds from a sale, exchange or other disposition attributable to accrued interest) in euro, you will be required to include in income the U.S. dollar value of the euro payment (determined based on the spot rate on the date the payment is received), and this U.S. dollar value will be your tax basis in the euro received.

If you use the accrual method of tax accounting, you will be required to include in income the U.S. dollar value of the amount of interest income that accrues with respect to a note during an accrual period. The U.S. dollar value of the accrued income will generally be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. You may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. If you make this election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”). You will generally recognize any foreign currency gain or loss (which will be treated as U.S.-source ordinary income or loss) with respect to accrued interest income on the date the interest payment (or proceeds from a sale, exchange or other disposition attributable to accrued interest) is actually received. The amount of ordinary income or loss recognized will generally equal the difference between the U.S. dollar value of the euro payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). Your tax basis in the euro received will generally equal its U.S. dollar value based on the spot rate on the date the payment is received. As discussed below under “—Sale, exchange or other taxable disposition of the notes,” the amount of foreign currency gain or loss recognized with respect to accrued but unpaid interest upon a taxable disposition of a note may be limited by the total amount of gain or loss realized upon such disposition.

Sale, exchange or other taxable disposition of the notes

Your tax basis in a note will generally be the U.S. dollar value of the euro amount paid for the note, determined on the date of the purchase. If the notes are traded on an established securities market (as determined under applicable regulations) and you are a cash-method taxpayer, you will have a tax basis in the note equal to the U.S. dollar value of the euro amount paid for the note, determined on the settlement date. If you are an accrual-method taxpayer, you may elect the same treatment for all purchases (and sales, as discussed below) of notes traded on an established securities market. This election cannot be changed without the consent of the IRS.

Upon the sale, exchange or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and your adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of interest” above. If you sell, exchange or otherwise dispose of a note in a taxable transaction for an amount of euro, your amount realized generally will equal the U.S. dollar value of the euro received in the sale, exchange or other taxable disposition calculated at the exchange rate in effect on the date of the disposition. If the notes are traded on an established securities market (as determined under applicable regulations), and you are a cash-method taxpayer who buys or sells a note, you will be required to translate units of euro paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. If you are an accrual-method taxpayer, you may elect the same treatment for all purchases and sales of notes. This election cannot be changed without the consent of the IRS. Except to the extent of foreign currency gain or loss (as described below), gain or loss recognized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

You may recognize foreign currency gain or loss upon the sale, exchange or other taxable disposition of a note as a result of fluctuations in the euro-U.S. dollar exchange rate. Gain or loss attributable to foreign currency fluctuations will equal the difference between (i) the U.S. dollar value of your purchase price of the note in euro, determined using the spot rate on the date the note is disposed of, and (ii) the U.S. dollar value of your purchase price of the note in euro, determined using the spot rate on the date you acquired the note. The foreign currency gain or loss (together with any foreign currency gain or loss with respect to accrued but unpaid interest) will be recognized only to the extent of the total gain or loss realized you on the sale, exchange or other taxable disposition of the note. Any foreign currency gain or loss generally will be U.S.-source ordinary income or loss. If you recognize a loss upon a sale, exchange or other taxable disposition of a note that is above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax adviser regarding this reporting obligation.

You will have a tax basis in any euro received on the sale, exchange or other taxable disposition of a note equal to the U.S. dollar value of the euro, determined on the date of receipt of the euro. Any gain or loss realized by you on a sale or other taxable disposition of euro (including its exchange for U.S. dollars) will generally be treated as U.S.-source ordinary income or loss.

Backup withholding and information reporting

Information returns are required to be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless you are an exempt recipient. You may also be subject to backup withholding on these payments if you fail to comply with certain certification procedures or otherwise to establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are an individual who is present in the United States for 183 days or more in the taxable year of disposition of a note, in which case you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Payments on the notes

Subject to the discussions below under “—Backup withholding and information reporting” and “—Foreign Account Tax Compliance,” payments of principal and interest on the notes to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest:

•

you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	you certify on IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person; and

•	the interest is not effectively connected with your conduct of a trade or business in the United States as described below.

If you do not satisfy the first two requirements described above, payments of interest on the notes to you will generally be subject to a 30% U.S. federal withholding tax, unless either (i) you provide an IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty, or (ii) the interest is effectively connected with your conduct of a trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you).

In the latter case, although exempt from the withholding tax discussed in the preceding paragraphs, you will generally be taxed in the same manner as a U.S. Holder with respect to this income or gain (see “—Tax Consequences to U.S. Holders” above), except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, exchange or other taxable disposition of the notes

Subject to the discussions below under “—Backup withholding and information reporting” and “—Foreign Account Tax Compliance,” you will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, or other taxable disposition of the note, unless the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you).

U.S. federal estate tax

If you are an individual, or an entity the property of which is potentially includible in an individual’s gross estates for U.S. federal estate tax purposes, you should note that, absent an applicable treaty benefit, a note generally will be treated as U.S.-situs property subject to U.S. federal estate tax if interest payments on the note, if received at death, would have been:

•	subject to U.S. federal withholding tax (even if the Form W-8 certification requirement described above were satisfied); or

•	effectively connected with the conduct of a trade or business in the United States.

Backup withholding and information reporting

Information returns are required to be filed with the IRS in connection with interest payments on the notes. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes, and you may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification required to claim the exemption from withholding tax on interest described above will also avoid backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (“FATCA”) impose a U.S. federal withholding tax of 30% on payments of interest on the notes and, for dispositions after December 31, 2018, of proceeds from dispositions of the notes, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If any withholding is imposed, and you are not a foreign financial institution, you generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. You should consult your tax adviser regarding the effects of FATCA on your investment in the notes.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

The Proposed Financial Transactions Tax (“FTT”)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”). However, Estonia has since stated that it will not participate. The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (i) by transacting with a person established in a participating Member State or (ii) where the financial instrument which is subject to the dealings is issued in a participating Member State. The Council of the European Union on Economic and Financial Affairs indicated on December 6, 2016 that the ten participating Member States (excluding Estonia) agreed on certain important measures that will form the core of the FTT and that work and discussions would continue during the first half of 2017. However, the FTT proposal remains subject to negotiation between the participating Member States. It may therefore be altered prior to any implementation. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw. Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

BNP Paribas, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch, HSBC Bank plc, J.P. Morgan Securities plc, Merrill Lynch International, Barclays Bank PLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. International plc are acting as bookrunners. Subject to the terms and conditions of the underwriting agreement with us, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2025 Notes	Principal Amount of 2029 Notes	Principal Amount of 2037 Notes
BNP Paribas	€195,417,000	€223,334,000	€251,250,000	€223,334,000
Citigroup Global Markets Limited	€195,417,000	€223,334,000	€251,250,000	€223,334,000
Deutsche Bank AG, London Branch	€195,417,000	€223,333,000	€251,250,000	€223,333,000
HSBC Bank plc	€195,417,000	€223,333,000	€251,250,000	€223,333,000
J.P. Morgan Securities plc	€195,416,000	€223,333,000	€251,250,000	€223,333,000
Merrill Lynch International	€195,416,000	€223,333,000	€251,250,000	€223,333,000
Barclays Bank PLC	€122,500,000	€140,000,000	€157,500,000	€140,000,000
Goldman Sachs & Co. LLC	€122,500,000	€140,000,000	€157,500,000	€140,000,000
Morgan Stanley & Co. International plc	€122,500,000	€140,000,000	€157,500,000	€140,000,000
Commerzbank Aktiengesellschaft	€17,500,000	€20,000,000	€22,500,000	€20,000,000
Crédit Agricole Corporate and Investment Bank	€17,500,000	€20,000,000	€22,500,000	€20,000,000
Credit Suisse Securities (Europe) Limited	€17,500,000	€20,000,000	€22,500,000	€20,000,000
ING Bank N.V., Belgian Branch	€17,500,000	€20,000,000	€22,500,000	€20,000,000
Mizuho International plc	€17,500,000	€20,000,000	€22,500,000	€20,000,000
MUFG Securities EMEA plc	€17,500,000	€20,000,000	€22,500,000	€20,000,000
RBC Europe Limited	€17,500,000	€20,000,000	€22,500,000	€20,000,000
SMBC Nikko Capital Markets Limited	€17,500,000	€20,000,000	€22,500,000	€20,000,000
Société Générale	€17,500,000	€20,000,000	€22,500,000	€20,000,000
Standard Chartered Bank	€17,500,000	€20,000,000	€22,500,000	€20,000,000
UniCredit Bank AG	€17,500,000	€20,000,000	€22,500,000	€20,000,000
Wells Fargo Securities International Limited	€17,500,000	€20,000,000	€22,500,000	€20,000,000

Total:	€1,750,000,000	€2,000,000,000	€2,250,000,000	€2,000,000,000

To the extent any underwriter that is not a U-S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering of the notes, the public offering price and other selling terms may be changed.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officers’ certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The total expenses of the offering, not including the underwriting discounts and commissions, are estimated to be $2.0 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the notes. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We expect to deliver the notes against payment for the notes on the fifth business day following the date of the pricing of the notes, which we refer to as T+5. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, investors who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in the Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

at any time to fewer 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the bookrunners; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) through (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means European Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) of the United Kingdom) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus supplement and accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)

a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Price Stabilization and Short Positions

In connection with the issuance of the notes, Merrill Lynch International, as stabilizing manager (or persons acting on its behalf), may over-allot the notes or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 calendar days after the issuance date of the notes and 60 calendar days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on its behalf) in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the stabilizing manager.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The stabilizing manager may conduct these transactions in the over the counter marker or otherwise. In addition, neither we nor the underwriters make any representation that the stabilizing manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, certain underwriters and their affiliates hold our 5.250% senior notes due 2017 and accordingly, may receive a portion of the net proceeds of the offering if such proceeds are used for the repayment of the notes.

Certain of the underwriters are not U.S.-registered broker-dealers and, therefore, to the extent that they intend to effect any offers or sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers, which may be affiliates of such underwriters, in accordance with the applicable U.S. securities laws and regulations, and as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

VALIDITY OF THE NOTES

Gibson, Dunn & Crutcher LLP, New York, New York will provide opinions regarding the authorization and validity of the notes for us. Certain tax matters relating to the notes will be passed upon by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of GE as of December 31, 2016 and December 31, 2015 and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2016 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

General Electric Company
Debt Securities
Preferred Stock
Common Stock
Warrants to Purchase Securities
Delayed Delivery Contracts
Guarantees

We may offer from time to time:

•	senior or subordinated debt securities,

•	shares of our preferred stock, par value $1.00 per share,

•	shares of our common stock, par value $0.06 per share,

•	warrants to purchase any of the other securities that may be sold under this prospectus,

•	delayed delivery contracts for the purchase or sale of certain specified securities, and

•	senior or subordinated guarantees.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “GE.”

The mailing address of our principal executive offices is 3135 Easton Turnpike, Fairfield, Connecticut 06828. Our telephone number is 203-373-2211.

Investing in our securities involves risk. See “Risk Factors” on page 3 of this prospectus.

These securities have not been approved by the Securities and Exchange Commission or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Prospectus dated February 29, 2016.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with only a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates.

Except as otherwise indicated, references in this prospectus to “GE,” “we,” “us” and “our” refer to General Electric Company and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on February 26, 2016;

•	The Current Reports on Form 8-K that we filed with the SEC on January 20, 2016, January 26, 2016 and February 3, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act including any amendment or report updating such description.

You may request a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828
Attn: Investor Communications
(203) 373-2211

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements”—that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our announced plan to reduce the size of our financial services businesses, including expected cash and non-cash charges associated with this plan and earnings per share of GE Capital’s retained businesses; expected income; earnings per share; revenues; organic growth; margins; cost structure; restructuring charges; cash flows; return on capital; capital expenditures, capital allocation or capital structure; dividends; and the split between Industrial and Capital earnings. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: obtaining (or the timing of obtaining) any required regulatory reviews or approvals or any other consents or approvals associated with our announced plan to reduce the size of our financial services businesses; our ability to complete incremental asset sales as part of that plan in a timely manner (or at all) and at the prices we have assumed; our ability to reduce costs as we execute that plan; changes in law, economic and financial conditions, including interest and exchange rate volatility, commodity and equity prices and the value of financial assets, including the impact of these conditions on our ability to sell or the value of incremental assets to be sold as part of our announced plan to reduce the size of our financial services businesses as well as other aspects of that plan; the impact of conditions in the financial and credit markets on the availability and cost of GE Capital Global Holdings, LLC’s (“GE Capital”) funding, and GE Capital’s exposure to counterparties; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; pending and future mortgage loan repurchase claims and other litigation claims in connection with WMC, which may affect our estimates of liability, including possible loss estimates; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the adequacy of our cash flows and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; GE Capital’s ability to pay dividends to GE at the planned level, which may be affected by GE Capital’s cash flows and earnings, financial services regulation and oversight, and other factors; our ability to convert pre-order commitments/wins into orders/bookings; the price we realize on orders/bookings since commitments/wins are stated at list prices; customer actions or developments such as early aircraft retirements or reduced energy demand and other factors that may affect the level of demand and financial performance of the major industries and customers we serve; the effectiveness of our risk management framework; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation and litigation; our capital allocation plans, as such plans may change including with respect to the timing and size of share repurchases, acquisitions, joint ventures, dispositions and other strategic actions; our success in completing, including obtaining regulatory approvals for, announced transactions, such as the Appliances disposition and our announced plan and transactions to reduce the size of our financial services businesses; our success in integrating acquired businesses and operating joint ventures; our ability to realize anticipated earnings and savings from announced transactions, acquired businesses and joint ventures; the impact of potential information technology or data security breaches; and the other factors that are described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

THE COMPANY

We are a global digital industrial company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. With products and services ranging from aircraft engines, power generation and oil and gas production equipment to medical imaging, financing and industrial products, we serve customers in approximately 180 countries and employ approximately 330,000 people worldwide. Since our incorporation in 1892, we have developed or acquired new technologies and services that have considerably broadened and changed the scope of our activities.

GE’s address is 1 River Road, Schenectady, NY 12345-6999, and our telephone number there is (518) 385-2211; we also maintain executive offices at 3135 Easton Turnpike, Fairfield, CT 06828-0001, and our telephone number there is (203) 373-2211.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information,” above.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2015.

GE and consolidated affiliates Year ended December 31,
2015	2014	2013	2012	2011
1.90x	1.98x	1.85x	1.66x	1.86x

In the above calculations, earnings for all periods consist of earnings before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges (including interest on tax deficiencies and discontinued operations) and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and other financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Set forth below is our ratio of earnings to combined fixed charges and preferred stock dividends for each year in the five-year period ended December 31, 2015.

GE and consolidated affiliates Year ended December 31,
2015	2014	2013	2012	2011
1.88x	1.98x	1.85x	1.66x	1.69x

In the above calculations, earnings for all periods consist of earnings before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges (including interest on tax deficiencies and discontinued operations), preferred stock dividend requirements and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and other financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We may offer and sell, at any time and from time to time:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;

•	shares of our preferred stock, par value $1.00 per share;

•	shares of our common stock, par value $0.06 per share;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	delayed delivery contracts for the purchase or sale of certain specified securities;

•	senior or subordinated guarantees; or

•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be issued under one of two separate indentures between us and The Bank of New York Mellon, as Trustee: the senior note indenture, dated as of October 9, 2012, between us and The Bank of New York Mellon and a form of subordinated note indenture to be entered into later between us and The Bank of New York Mellon. We have incorporated by reference the senior note indenture and the form of subordinated note indenture as exhibits to the registration statement of which this prospectus is a part. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The debt securities will be obligations of GE and will be either senior or subordinated debt. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this prospectus, unless otherwise indicated, are references to section numbers of the applicable indenture. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer only to General Electric Company and not to any of its subsidiaries.

We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series, subject to compliance with the applicable requirements set forth in the indentures. Neither indenture limits the amount of debt securities or other secured or unsecured debt that we or our subsidiaries may issue. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indentures that may be important to you before investing in our debt securities.

Ranking

The senior debt securities offered by this prospectus will:

•	be general obligations,

•

rank equally with all other unsubordinated indebtedness of GE (except to the extent such other indebtedness is secured by collateral that does not also secure the senior debt securities offered by this prospectus), and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

The subordinated debt securities offered by this prospectus will:

•	be general obligations,

•	rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt (as defined herein), and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, GE’s rights and the rights of GE’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the indentures, we may discharge our obligations under the indentures with respect to our debt securities as described below under “—Defeasance.”

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities,

•	whether the debt securities will be senior or subordinated debt,

•	any limit on the total principal amount of the debt securities,

•	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months,

•

the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the Trustee,

•	any provisions for redemption of the debt securities,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder,

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

•	any provisions that would determine payments on the debt securities by reference to an index or a formula,

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in U.S. dollars,

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

•

any variation of the defeasance and covenant defeasance sections of the indentures and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•

whether we will issue the debt securities in the form of temporary or permanent global securities, the depositaries for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate of the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•

any deletion or addition to or change in the events of default for the debt securities and any change in the rights of the Trustee or the holders of the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the indentures,

•	any additions or changes to the indentures necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	the appointment of any paying agents for the debt securities, if other than the Trustee,

•	the terms of any right to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities of a series are secured,

•	any restriction or condition on the transferability of the debt securities,

•

in the case of subordinated debt securities, any subordination provisions and related definitions which may be applicable in addition to, or in lieu of, those contained in the subordinated note indenture,

•	the exchanges, if any, on which the debt securities may be listed, and

•	any other terms of the debt securities consistent with the indentures. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. (Section 301) We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Form, Exchange and Transfer

We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we and the security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the Trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305)

At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the Trustee will be required:

•

to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•	to register the transfer or exchange of any debt security of that series so selected for redemption, except for any portion not to be redeemed. (Section 305)

Payment and Paying Agents

Under the indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest:

•	by check mailed to the address of the person entitled to the payment as it appears in the security register, or

•

by wire transfer in immediately available funds to the place and account designated in writing at least fifteen days prior to the interest payment date by the person entitled to the payment as specified in the security register.

We will designate the Trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the Trustee or any paying agent in trust for the payment of principal, premium, if any, or interest on the debt securities that remains unclaimed for one year after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The Trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

Under the indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (as defined below), referred to as a “successor person” unless:

•	the successor person expressly assumes our obligations with respect to the debt securities and the indentures,

•

immediately after giving effect to the transaction, no event of default shall have occurred and be continuing (and, in the case of subordinated debt securities, no default in the performance of or breach, in any material respect, of any covenant or condition under the subordinated debt indenture shall have occurred and be continuing, for which notice of such failure or breach has been given to us and the Trustee by the holders of at least 25% in principal amount of the outstanding subordinated debt securities (a “covenant event”)), and no event which, after notice or lapse of time or both, would become an event of default (or, in the case of subordinated debt securities, a covenant event), shall have occurred and be continuing, and

•	we have delivered to the Trustee the certificates and opinions required under the respective indenture. (Section 801)

As used in the indentures, the term “person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or agency or political subdivision thereof.

Events of Default

Senior Debt Securities

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the senior debt indenture with respect to any series of debt securities:

•	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due,

•	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due,

•	our failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of debt securities,

•

our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the senior debt indenture with respect to that series of debt securities, other than a covenant or warranty included in the senior debt indenture solely for the benefit of another series of debt securities, for 90 days after either the Trustee has given us or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us and the Trustee written notice of such failure to perform or breach in the manner required by the senior debt indenture,

•	specified events involving our bankruptcy, insolvency or reorganization, or

•	any other event of default we may provide for that series of debt securities,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the Trustee responsible for the administration of the senior debt indenture has actual knowledge of the event or until the Trustee receives written notice of the event at its corporate trust office. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of that series of debt securities.

The right described in the preceding paragraph does not apply if an event of default occurs as described in the sixth bullet point above which applies to all outstanding series of debt securities. If such an event of default occurs and is continuing, either the Trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of the debt securities.

Subordinated Debt Securities

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the subordinated debt indenture with respect to any series of debt securities:

•	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due,

•	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due,

•	our failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of debt securities,

•	specified events involving our bankruptcy, insolvency or reorganization, or

•	any other event of default we may provide for that series of debt securities. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default described in the fourth bullet point above for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of that series of debt securities.

Terms Applicable to all Debt Securities

After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest,

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

•	any interest on overdue interest, to the extent legally permitted, and

•	all amounts due to the Trustee under the indentures, and

•	all events of default (or, in the case of the subordinated debt securities, all covenant events) with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default (or, in the case of the subordinated debt securities, a covenant event) occurs and is continuing, the Trustee will generally have no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the Trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the indentures,

•	the Trustee may take any other action it deems proper which is not inconsistent with the direction, and

•

the Trustee will generally have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the indentures if:

•	the holder gives the Trustee written notice of a continuing event of default (or, in the case of the subordinated debt securities, a covenant event) for that series,

•

holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the Trustee to institute proceedings with respect to such event of default (or, in the case of the subordinated debt securities, such covenant event),

•	the holders offer reasonable indemnity to the Trustee,

•	the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the Trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indentures and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver

When authorized by a board resolution, we may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the debt securities in order to:

•	evidence the succession of another person to us, or successive successions, and the assumption of our covenants, agreements and obligations by the successor,

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add any additional events of default for any series of debt securities for the benefit of the holders of any series of debt securities,

•	add to or change any provision of the indentures to the extent necessary to issue debt securities in bearer form or uncertificated form,

•

add to, change or eliminate any provision of the indentures applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities in any material respect, such addition, change or elimination will become effective with respect to that series only when no such security of that series remains outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to surrender any right or power conferred upon us by the indentures,

•	establish the forms or terms of any series of debt securities,

•	provide for uncertificated securities in addition to certificated securities,

•

evidence and provide for successor Trustees and to add to or change any provisions of the indentures to the extent necessary to appoint a separate Trustee or Trustees for a specific series of debt securities,

•	correct any ambiguity, defect or inconsistency under the indentures,

•

make other provisions with respect to matters or questions arising under the indentures, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

•

supplement any provisions of the indentures necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded,

•

add to, change or eliminate any provisions of the indentures in accordance with any amendments to the Trust Indenture Act of 1939, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect, or

•

provide for the payment by us of additional amounts in respect of taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto. (Section 901)

When authorized by a board resolution, we may enter into one or more supplemental indentures with the Trustee in order to add to, change or eliminate provisions of the indentures or to modify the rights of the holders of one or more series of debt securities under such indentures if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•

except with respect to the reset of the interest rate or extension of maturity pursuant to the terms of a particular series, changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduces the principal amount of, or any premium or rate of interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any security,

•

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indentures, for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults of the indentures,

•

makes certain modifications to the provisions for modification of the indentures and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such change or to provide that certain other provisions of the indentures cannot be modified or waived without the consent of the holders of each outstanding debt security affected by such change,

•

makes any change that adversely affects in any material respect the right to convert or exchange any convertible or exchangeable debt security or decreases the conversion or exchange rate or increases the conversion price of such debt security, unless such decrease or increase is permitted by the terms of such debt securities, or

•	changes the terms and conditions pursuant to which any series of debt securities are secured in a manner adverse to the holders of such debt securities in any material respect. (Section 902)

In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities in any material respect.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the indentures. However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•	waive any covenants and provisions of an indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under an indenture as of a specified date:

•

the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•

if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S.-dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under the indentures which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders, and those which have been legally defeased under the indentures, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under an indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the Trustee may specify, if it sets the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of GE or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the Trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indentures, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•

we will no longer have any obligation to comply with the restrictive covenants under the indentures, and the related events of default (or, in the case of the subordinated debt securities, covenant events) will no longer apply to us, but some of our other obligations under the indentures and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we legally defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indentures, except for:

•	the rights of holders of that series of debt securities to receive, solely from a trust fund, payments in respect of such debt securities when payments are due,

•	our obligation to register the transfer or exchange of debt securities,

•	our obligation to replace mutilated, destroyed, lost or stolen debt securities, and

•	our obligation to maintain paying agencies and hold moneys for payment in trust.

We may legally defease a series of debt securities notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.

In addition, the subordinated note indenture provides that if we choose to have the legal defeasance provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. The subordinated note indenture also provides that if we choose to have covenant defeasance apply to any series of debt securities issued pursuant to the subordinated note indenture we need not comply with the provisions relating to subordination.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401-1404)

Satisfaction and Discharge

We may discharge our obligations under the indentures while securities remain outstanding if (1) all outstanding debt securities issued under the indentures have become due and payable, (2) all outstanding debt securities issued under the indentures will become due and payable at their stated maturity within one year of the date of deposit or (3) all outstanding debt securities issued under the indentures are scheduled for redemption in one year, and in each case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indentures on the date of their scheduled maturity or the scheduled date of the redemption and paid all other amounts payable under the indentures. (Section 401). The subordinated note indenture provides that if we choose to discharge our obligations with respect to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. (Section 1610)

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

Except as set forth below, a Global Note may be transferred by the Depository, in whole and not in part, only to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

The Depository has advised us as follows:

•	The Depository is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

•	Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•

Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

•

Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indentures. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indentures.

Each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any Global Note desires to give or take any action which a holder is entitled to give or take under the indentures, the Depository would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices shall be sent to the Depository. If less than all of the debt securities within an issue are being redeemed, the Depository’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

•

if the Depository is at any time unwilling or unable to continue as depositary, defaults in the performance of its duties as depositary, ceases to be a clearing agency registered under the Exchange Act, and, in each case, a successor depositary is not appointed by us within 90 days after notice thereof, or

•	if, subject to the rules of the Depository, we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Highly Leveraged Transaction

The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving GE that may adversely affect holders of the debt securities.

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt of GE whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of GE to creditors upon any:

•	liquidation;

•	dissolution;

•	winding-up;

•	receivership;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshalling of assets; or

•	bankruptcy, insolvency or similar proceedings of GE,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and premium, if any, and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal (including redemption payments), or premium, if any, or interest on the subordinated debt securities.

No payments on account of principal (including redemption payments), or premium, if any, or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt; or

•	there has occurred and is continuing a default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Debt” means, with respect to any person:

•	all indebtedness of such person for borrowed money;

•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	all obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•

all obligations of such person to pay the deferred purchase price of property or services, but excluding accounts payable or any other indebtedness or monetary obligations to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services;

•	all capital lease obligations of such person;

•	all Debt of others secured by a lien on any asset by such person;

•	all Debt and dividends of others guaranteed by such person to the extent such Debt and dividends are guaranteed by such person; and

•	all obligations for claims in respect of derivative products.

“Senior Debt” means the principal of, and premium, if any, and interest on Debt of GE, whether created, incurred or assumed on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt provides that such Debt is subordinated to or pari passu with the subordinated debt securities.

The indentures place no limitation on the amount of additional Senior Debt that may be incurred by GE.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register. (Section 106)

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law

New York law governs the indentures and the debt securities. (Section 112)

Regarding the Trustee

GE, our subsidiary GE Capital International Funding Company (“FinCo”) and other affiliates of GE maintain various commercial and investment banking relationships with The Bank of New York Mellon and its affiliates in their ordinary course of business.

The Bank of New York Mellon acts as Trustee under (i) an Indenture with GE dated December 1, 2005, (ii) an Amended and Restated Indenture with GE dated February 27, 1997, as supplemented, (iii) an Indenture with GE, dated September 1, 1982, as supplemented, (iv) an Amended and Restated Indenture with GE, dated June 1, 1994, as supplemented, and (v) an Amended and Restated Indenture with GE dated June 1, 1994, as supplemented. The Bank of New York Mellon also acts as Trustee under certain other indentures with GE and FinCo.

If an event of default occurs under the indentures and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The Trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities issued under the indentures only after those holders have offered the Trustee indemnity satisfactory to it.

If the Trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indentures. (Section 613) The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

DESCRIPTION OF PREFERRED STOCK

Our Certificate of Incorporation, as amended, authorizes our Board of Directors, or the “Board,” to create and provide for the issuance of one or more series of preferred stock, par value $1.00 per share, without the approval of our shareowners. The Board can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, 50,000,000 shares of our capital stock are classified as preferred stock under our Certificate of Incorporation. As of February 26, 2016, we have 5,944,250 shares of preferred stock outstanding, including 90,865 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, 64,149 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, 94,743 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C and 5,694,493 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D.

DESCRIPTION OF COMMON STOCK

Set forth below is a description of GE’s common stock. The following description of GE common stock is a summary and is subject to the provisions of our Certificate of Incorporation, our by-laws and the relevant provisions of the law of the State of New York.

We are currently authorized to issue up to 13,200,000,000 shares of common stock, par value $0.06 per share. As of December 31, 2015, we had approximately 9,379,288,000 shares of our common stock outstanding.

Each share of GE common stock entitles the holder of record to one vote at all meetings of shareowners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

Holders of GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject to the preferential rights of the holders of any preferred stock that may be issued.

Dividends may be paid on GE common stock out of funds legally available for dividends, when and if declared by the Board.

Computershare is the transfer agent and registrar for GE common stock.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities, shares of GE common stock or shares of GE preferred stock. Warrants may be issued independently or together with our debt securities, common stock or preferred stock and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Unless otherwise specified in a prospectus supplement accompanying this prospectus, each warrant agreement will be between GE and a banking institution organized under the laws of the United States or a state thereof as warrant agent. A form of warrant agreement will be filed with the SEC as an exhibit to the registration statement by post-effective amendment or a Current Report on Form 8-K.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, common stock or preferred stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities, common stock or preferred stock and is not entitled to any payments on any debt securities, common stock or preferred stock issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities, common stock or preferred stock will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants;

•	the debt securities, common stock or preferred stock for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent; and

•	the exchanges, if any, on which such warrants may be listed.

You may exercise warrants by paying our warrant agent the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

DESCRIPTION OF DELAYED DELIVERY CONTRACTS

We may issue delayed delivery contracts for the purchase or sale of our debt securities or equity securities or securities of third parties including any of our affiliates, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

We may issue delayed delivery contracts obligating holders to purchase from us, and obligating us to sell to holders, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. Alternatively, we may issue delayed delivery contracts obligating us to purchase from holders, and obligating holders to sell to us, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. We may satisfy our obligations, if any, with respect to any delayed delivery contract by delivering the subject securities or by delivering the cash value of such delayed delivery contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a delayed delivery contract.

The delayed delivery contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The delayed delivery contracts may require holders thereof to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, delayed delivery contracts may require holders to satisfy their obligations thereunder when the delayed delivery contracts are issued as described in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES

Any guarantees that we issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

We shall be subrogated to all rights of the holders of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GE, the issuer of the applicable underlying security or otherwise.

ERISA MATTERS

GE and its subsidiaries may provide services to many employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include assets of such plans (collectively, “Plans”). GE and any direct or indirect subsidiary of GE may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” under corresponding provisions of the Internal Revenue Code of 1986 (the “Code”), with respect to many Plans, as well as many individual retirement arrangements, other arrangements subject to Section 4975 of the Code and Keogh plans (also “Plans”). “Prohibited transactions” within the meaning of ERISA and the Code may result if any offered securities are acquired by a Plan as to which GE or any direct or indirect subsidiary of GE is a party in interest or disqualified person, unless such offered securities are acquired pursuant to an applicable exemption. There are a number of statutory exemptions to the prohibited transaction rules, including the service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which applies to certain transactions if the party in interest or disqualified person has such status solely due to its (or an affiliate’s) provision of services to the Plan and specified conditions are satisfied. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the offered securities. Five of those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). Accordingly, each purchaser and each transferee using the assets of a Plan subject to ERISA or Section 4975 of the Code to acquire the offered securities will be deemed to have represented that the acquisition and continued holding of the offered securities will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, either as a result of being covered by a statutory prohibited transaction exemption or a Department of Labor PTCE or otherwise.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or requirements (“Similar Laws”). Accordingly, each purchaser or holder of the offered securities shall be deemed to have represented that such purchase and holding is not prohibited under applicable Similar Laws or rules. Any employee benefit plan or other entity to which such provisions of ERISA, the Code or any Similar Laws apply proposing to acquire the offered securities should consult with its legal counsel. The sale of the offered securities to any Plan or entity is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or entities generally or any particular Plan or entity, or that such an investment is appropriate for Plans and entities generally or any particular Plan or entity.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

Our common stock may be issued upon conversion of debt securities or preferred stock. Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will disclose, where applicable:

•	the terms of the offering;

•	any underwriters, dealers or agents;

•	any managing underwriter or underwriters and the respective amounts of securities underwritten or purchased by them;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed an underwriter, as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities offered and sold. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

Offers to purchase securities may be solicited directly by us. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commissions payable for solicitation of those contracts.

“At the Market” Offering

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach an agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

The place and time of delivery for the securities will be set forth in the accompanying prospectus supplement for such securities.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities for us, and certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of GE as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

General Electric Company

€1,750,000,000 0.375% Notes due 2022
€2,000,000,000 0.875% Notes due 2025
€2,250,000,000 1.500% Notes due 2029
€2,000,000,000 2.125% Notes due 2037

PROSPECTUS SUPPLEMENT

May 10, 2017

Bookrunners

BNP PARIBAS	BofA Merrill Lynch	Citigroup	Deutsche Bank	HSBC	J.P. Morgan
Barclays Goldman Sachs & Co. LLC Morgan Stanley

Co-Managers

Commerzbank	Crédit Agricole CIB	Credit Suisse	ING

Mizuho Securities	MUFG	RBC Capital Markets	SMBC Nikko

Société Générale Corporate & Investment Banking	Standard Chartered Bank	UniCredit Bank	Wells Fargo Securities